Exhibit 10.4
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of September 15, 2009, by and among FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION, a federally-chartered savings and loan and (the “Association”), and THOMAS K. STERNER (the “Executive”).
     WHEREAS, the Executive serves in a position of substantial responsibility with the Association; and
     WHEREAS, the Association wishes to set forth the terms of the Executive’s continued employment in these positions; and
     WHEREAS, the Executive is willing and desires to serve in this position with the Association.
     NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
ARTICLE 1
EMPLOYMENT
     1.1 Employment. The Association hereby employs the Executive to serve as Chief Executive Officer and Chairman of the Board of Directors of the Association according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement.
     1.2 Duties. As Chief Executive Officer, the Executive shall report directly to the board of directors of the Association. The Executive shall serve the Association faithfully, diligently, competently, and to the best of the Executive’s ability. It is contemplated by this Agreement that the Executive’s duties shall be comparable to those presently undertaken by the Executive. The duties of employment shall include such additional executive duties on behalf of the Association and its operations of a character in keeping with the Executive’s position as may, from time to time, be assigned to the Executive by the Board of Directors of the Association. The Executive shall exclusively devote full working time, energy, and attention to the business of the Association and to the promotion of the interests of the Association throughout the term of this Agreement. Without the prior written consent of the board of directors of the Association, during the term of this Agreement the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this Section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

     1.3 Term.
     (a) The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.3.
     (b) Commencing on the first anniversary of the Effective Date and continuing on each anniversary of the Effective Date thereafter, the disinterested members of the Board of Directors may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) months, unless the Executive elects not to extend the term of this Agreement by giving proper written notice. The board of directors of the Association will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings. The board of directors will notify the Executive as soon as possible after each annual review whether it has determined to extend the Agreement.
ARTICLE 2
COMPENSATION AND BENEFITS
     2.1 Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, the Association shall pay or cause to be paid to the Executive a salary at the annual rate of $193,743.90, payable according to the regular payroll practices of the Association. The Executive’s salary shall be subject to annual review. The Executive’s salary, as the same may be modified from time to time, is referred to in this Agreement as the “Base Salary.” All compensation under this Agreement shall be subject to customary income tax withholding and such other employment taxes as are imposed by law.
     2.2 Benefit Plans and Perquisites. For as long as the Executive is employed by the Association, the Executive shall be eligible (x) to participate in any and all officer or employee compensation, incentive compensation and benefit plans in effect from time to time, including without limitation plans providing retirement, medical, dental, disability, and group life benefits and including incentive or bonus plans existing on the date of this Agreement or adopted after the date of this Agreement, provided that the Executive satisfies the eligibility requirements for any the plans or benefits, and (y) to receive any and all other fringe and other benefits provided from time to time, including the specific items described in (a)-(c) below.
     (a) Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred while performing his obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Association and reasonable expenses for attendance at annual and other periodic meetings of trade associations. Expenses will be reimbursed if they are submitted in accordance with the Association’s policies and procedures.
     (b) Facilities. The Association will furnish the Executive with the working facilities and staff customary for executive officers with the comparable titles and duties of the Executive as set forth in Sections 1.1 and 1.2 of this Agreement and as are necessary for the Executive to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Association, or at such other site or sites customary for such offices and as agreed to by the parties.
     (c) Automobile and Associated Costs. The Executive shall, during the term hereof, be entitled to the use of an Association owned vehicle. The make and model of the vehicle to be determined, from time to time, by the Board of Directors of the Association. Further, the Association shall furnish to the Executive a credit card to be used by the Executive to purchase fuel and oil for the operation of the vehicle and repairs to the vehicle. It shall be the responsibility of the Executive to maintain all records appropriate to Internal Revenue rules and regulations pertaining to the use of employer-owned vehicles and, should the use of the employer-owned vehicle result in additional tax consequences to the Executive, the tax shall be the responsibility of the Executive to pay.
     2.3 Vacation; Leave. The Executive shall be entitled to sick leave and paid annual vacation in accordance with policies established from time to time by the Association. In addition to paid vacations and other leave, the board of directors may grant the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the board of directors may determine. Vacation time must be taken during the calendar year in which it is accrued and may be carried over into succeeding calendar years or paid out to the Executive in accordance with the policies of the Association. The Executive shall take his vacation at a reasonable time or times taking into consideration the needs of the Association.
     2.4 Insurance. The Association shall maintain or cause to be maintained liability insurance covering the Executive throughout the term of this Agreement.
     2.5 Supplemental Executive Retirement Plan. The Association has established for the benefit of the Executive and other employees under date of June 29, 2004, a “Trust Account” in the form customarily referred to as the “Rabbi Trust”. This Trust will be funded by the Association placing into the Trust Account for the benefit of the Executive, the sum of $812.50 each and every month during the term of this Agreement. Executive’s right to the principal and the earnings thereon shall be one-hundred percent (100%) vested in employee at all times. The Executive’s interest in this benefit shall include all contributions (and earnings) made by the Association prior to the effective date of this Agreement (that is, pursuant to the terms of any prior arrangement).
     Notwithstanding any other provisions of this Agreement to the contrary, following a separation from service (as such term is defined for purpose of Section 409A of the Code) for any reason, including death, the Association shall commence the payment of benefits set forth in this Section 2.5 on the 90th day following the date the separation from service occurs. The payment of all principal and accumulated income allocated to the Executive shall be paid over a fifteen (15) year period on a weekly basis. The weekly amount to be paid shall be determined by dividing the outstanding account balance as of the immediately preceding weekly pay date by the number of weeks remaining in the 15-year period. Following the occurrence of a Change in

Control described in Section 5.2, all amounts due to or for the benefit of the Executive shall be paid in a lump-sum cash payment on the 90th day following the Change in Control.
     The substantive terms of this Section 2.5 are consistent with the comparable terms under the employment agreement between the Executive and the Association, dated July 20, 2004, as amended December 13, 2005, and as amended December 16, 2008, and no changes have been made under this Agreement with regard to the timing or form of the payment of the benefit.
     Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then benefit distributions under this Section 2.5 that are made upon separation from service may not commence earlier than six (6) months after the date of such separation from service. Therefore, in the event this paragraph is applicable to the Executive, any distribution under this Section 2.5 which would otherwise be paid to the Executive within the first six months following the separation from service shall be accumulated and paid to the Executive in a lump sum on the first business day of the seventh month following the separation from service. All subsequent distributions shall be paid in the manner specified.
ARTICLE 3
EMPLOYMENT TERMINATION
     3.1 Termination Because of Death or Disability.
     (a) Death. The Executive’s employment shall terminate automatically at the Executive’s death. If the Executive dies in active service to the Association, the Executive’s estate shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurs.
     (b) Disability. By delivery of written notice thirty (30) days in advance to the Executive, the Association may terminate the Executive’s employment due to the Executive’s Disability (as defined below). In the event that the Executive’s employment hereunder terminates due to his Disability, no termination benefits shall be payable to or in respect of the Executive. For purposes of this Agreement, “Disability” shall mean a physical or mental condition due to which the Executive shall have been absent from his duties on a full-time basis for a twelve (12) consecutive month period. The Executive’s employment shall be deemed to have terminated as a result of Disability on the date provided in the notice of termination provided to the Executive by the Association. The Executive shall not be considered Disabled, however, if the Executive has returned to employment on a full-time basis within thirty (30) days of receiving such notice.
     3.2 Involuntary Termination with Cause. The Association may terminate the Executive’s employment for Cause. If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. The Executive shall not be deemed to have been terminated for Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution adopted at a meeting of the board of directors called and held for the purpose, which resolution shall (x)

contain findings that the Executive has committed an act constituting Cause, and (y) specify the particulars thereof. The resolution of the board of directors shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of a majority of the directors of the Association then in office, excluding the Executive. Notice of the meeting and the proposed termination for Cause shall be given to the Executive a reasonable time before the meeting of the board of directors. The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board of directors at the meeting. For purposes of this Agreement “Cause” means any of the following:
(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

(7)	Material breach of any provision of this Agreement.
     3.3 Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.
     3.4 Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive thirty (30) days in advance, the Association may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the thirty (30) day period. With advance written notice to the Association as provided in clause (y), the Executive may terminate employment for Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) of this Section 3.4 are satisfied:
     (x) a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s written consent:
(1)	a material diminution of the Executive’s Base Salary (unless the reduction is part of a company-wide or executive-level restructuring of compensation),

(2)	a material diminution of the Executive’s authority, duties, or responsibilities, or

(3)	a change in the geographic location at which the Executive must perform services for the Association by more than 30 miles from such location at the effective date.
     (y) the Executive must give notice to the Association of the existence of one or more of the conditions described in clause (x) within sixty (60) days after the initial existence of the condition, and the Association shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within six (6) months after the initial existence of the condition.
ARTICLE 4
SEVERANCE COMPENSATION
     4.1 Cash Severance after Termination Without Cause or Termination for Good Reason.
     (a) Subject to the possibility that cash severance after employment termination might be delayed under Section 4.1(b), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Executive shall for thirty-six (36) months and in accordance with the Association’s regular pay practices continue to receive the Base Salary in effect at termination of employment. However, the Association and the Executive acknowledge and agree that the compensation and benefits under this Section 4.1 shall not be payable if compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.
     (b) If when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Code, if the cash severance payment under Section 4.1(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the Executive’s continued Base Salary under Section 4.1(a) for the first six months after employment termination shall be paid to the Executive in a single lump sum without interest on the first business day of the seventh (7th) month after the month in which the Executive’s employment terminates.
     4.2 Post-Termination Insurance Coverage.
     (a) If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, the Association shall continue or cause to be continued at the Association’s expense health and life insurance benefits for the Executive and any of his dependents covered at the time of his termination. The health and life insurance benefits shall continue until the first to occur of (w) the Executive’s return to employment with the Association or another employer, (x) the Executive’s attainment of age 65, (y) the Executive’s (or dependent’s) death, or (z) the end of the thirty-six (36) month period following his termination of employment.

     (b) If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 4.2(a) it is not possible to continue coverage for the Executive and his dependents, or (y) when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits specified in Section 4.2(a) would be considered deferred compensation under Section 409A of the Code, and finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, the Association shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Association’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had the Executive’s employment not terminated, assuming continued coverage for 36 months. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 4.1(b) applies, on the first business day of the seventh (7th) month after the month in which the Executive’s employment terminates.
     4.3 In addition, the Executive shall have the right to purchase from the Association the Association owned vehicle that had been used by him at the then “Kelly Blue Book Trade in Value” valuation, provided the Executive notifies Association within seven (7) days of the termination of his intent to purchase the vehicle. Should, at the time of termination, the “Kelly Blue Book Trade in Value” not be published, the parties hereto agree to use the valuation book then in use by institutions lending on used vehicles.
ARTICLE 5
CHANGE IN CONTROL BENEFITS
     5.1 Change in Control Benefits. If a Change in Control occurs during the term of this Agreement and, thereafter during the then remaining term of the Agreement, the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Association shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to 2.99 times the Executive’s average annual compensation. For this purpose, average annual compensation means the Executive’s taxable income reported by the Association for the five (5) calendar years immediately preceding the calendar year in which the Change in Control occurs. The payment required under this paragraph is payable no later than five (5) business days after the Executive’s termination of employment. If the Executive receives payment under Section 5.1, the Executive shall not be entitled to any additional severance benefits under Section 4.1 of this Agreement. In addition, the Association shall provide the Executive and his dependents with the same post-termination insurance coverage provided for in Section 4.2 of the Agreement.
     5.2 Change in Control Defined. For purposes of this Agreement “Change in Control” means a change in control as defined in Internal Revenue Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of assets.” Notwithstanding the foregoing, a Change in Control shall not occur as a result of a conversion of the Association from mutual to stock form or a reorganization of the Association to the mutual holding company form of ownership.

     5.3 Potential Limitation of Benefits Under Certain Circumstances. Notwithstanding any other provisions of this Agreement, in the event that (x) the aggregate payments or benefits to be made or afforded to the Executive under this Agreement or otherwise, which are deemed to be parachute payments as defined in Section 280G of the Code, or any successor thereof (the “Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of the Code; and (y) if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (1) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (2) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be determined by the Executive. Notwithstanding the foregoing, the Association shall not pay the Executive severance benefits under this Agreement in excess of three (3) times his average annual compensation (or such other amount that may be permitted by the Office of Thrift Supervision pursuant to regulation or regulatory guidance). The Association’s independent public accountants will determine the value of any reduction in the payments and benefits; the Association will pay for the accountants’ opinion. If the Association and/or the Executive do not agree with the accountants’ opinion, the Association will pay to the Executive the maximum amount of payments and benefits pursuant to this Agreement or otherwise, as selected by Executive, that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible and subject to the excise tax imposed under Section 4999 of the Code. The Association may also request, and the Executive has the right to demand that, a ruling from the IRS as to whether the disputed payments and benefits have such tax consequences. The Association will promptly prepare and file the request for a ruling from the IRS, but in no event will the Association make this filing later than thirty (30) days from the date of the accountant’s opinion referred to above. The request will be subject to the Executive’s approval prior to filing; the Executive shall not unreasonably withhold his approval. The Association and the Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(1)(2) of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to this Section 5.3 hereof, or a reduction in the payments and benefits specified, below zero.
ARTICLE 6
CONFIDENTIALITY AND CREATIVE WORK
     6.1 Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Association or its business, or anything connected therewith. As used in this Article 6 the term “confidential information” means all of the Association’s and the Association’s affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to:

     (a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,
     (b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,
     (c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and
     (d) trade secrets, as defined from time to time by the laws of Maryland. This Section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.
     6.2 Return of Materials. The Executive agrees to immediately deliver or return to the Association upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Association or prepared by the Executive in connection with the Executive’s services hereunder and to immediately delete all electronically stored data of the Association maintained on the Executive’s personal computers and to return all Association-provided computers or communication devices (i.e., laptop, Blackberry, PDA, etc.). The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.
     6.3 Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Association. The Executive hereby assigns to the Association all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.
     6.4 Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement, the term “affiliate” of the Association includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Association. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.
     6.5 Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Association if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Association institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Association, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. The confidentiality and remedies provisions of this Article 6 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Association’s rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information.
ARTICLE 7
COMPETITION AFTER EMPLOYMENT TERMINATION
     7.1 Covenant Not to Solicit Employees. The Executive agrees not to, directly or indirectly, solicit or employ the services of any officer or employee of the Association (including an individual who was an officer or employee of the Association during the one year period following the Executive’s termination) for two years after the Executive’s employment termination.
     7.2 Covenant Not to Compete.
     (a) The Executive covenants and agrees not to compete directly or indirectly with the Association for one year after employment termination. For purposes of this Section 7.2:
(1)	the term compete means:
(i)	providing financial products or services on behalf of any financial institution for any person residing in the territory,

(ii)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(iii)	inducing or attempting to induce any person who was a customer of the Association at the date of the Executive’s employment termination to seek financial products or services from another financial institution.
(2)	the words directly or indirectly mean:
(i)	acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Association in the territory, or

(ii)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Association when the Executive’s employment terminated.
(3)	the term customer means any person to whom the Association is providing financial products or services on the date of the Executive’s employment termination or within one year thereafter.

(4)	the term financial institution means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in Section 4(k) of the Bank Holding Company Act of 1956, other than the Association or any of its affiliated corporations.
(5)	financial product or service means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Association or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(6)	the term person means any individual or individuals, corporation, partnership, fiduciary or association.

(7)	the term territory means the area within a 25-mile radius of any office of the Association at the date of the Executive’s employment termination.
     (b) If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.
     (c) The Executive acknowledges that the Association’s willingness to enter into this Agreement and to make the payments contemplated by Articles 3 and 4 of this Agreement is conditioned on the Executive’s acceptance of the covenants set forth in Articles 6 and 7 of this Agreement and that the Association would not have entered into this Agreement without such covenants in force.
     7.3 Injunctive and Other Relief. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Association would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants in this Article 7. Accordingly, the Executive agrees that the Association’s remedies for a breach of this Article 7 include, but are not limited to, (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits (including any amount payable pursuant to Article 4) due and payable to the Executive during the period of any breach by Executive, and (y) a suit in equity by the Association to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Association and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Association from pursuing any other or additional remedies for the breach or threatened breach.

     7.4 Article 7 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 7 shall survive termination of this Agreement. However, Article 7 shall become null and void effective immediately upon a Change in Control.
ARTICLE 8
MISCELLANEOUS
     8.1 Successors and Assigns.
     (a) This Agreement shall be binding upon the Association and any successor to the Association, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Association by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Association’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Association. By agreement in form and substance satisfactory to the Executive, the Association shall require any successor to all or substantially all of the business or assets of the Association expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Association would be required to perform had no succession occurred.
     (b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.
     (c) Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8.1, the Association shall have no liability to pay any amount to the assignee or transferee.
     8.2 Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of Maryland, without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than Maryland. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in Maryland.
     8.3 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by the Association. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties.
     8.4 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Association at the time of the delivery of such notice, and properly addressed to the Association if addressed to the board of directors of the Association.
     8.5 Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provisions of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.
     8.6 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     8.7 No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, provided the Executive is not in breach of any obligation under Articles 6 and 7 of this Agreement, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.
     8.8 Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
     8.9 Compliance with Internal Revenue Code Section 409A.
     (a) The Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.
     (b) If at the time of the Executive’s separation from service, (i) the Executive is a “specified employee” (within the meaning of Section 409A and using the methodology selected by the Association) and (ii) the Association makes a good faith determination that an amount payable or the benefits to be provided hereunder constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule of Section 409A in order to avoid taxes or penalties under Section 409A, then the Association will not pay the entire amount on the otherwise scheduled payment date but will instead pay on the scheduled payment date the maximum amount permissible in order to comply with Section 409A (i.e., any amount that satisfies an exception under the Section 409A rules from being categorized as deferred compensation) and will pay the remaining amount (if any) in a lump sum on the first business day after such six month period.
     (c) To the extent the Executive would be subject to an additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 8.9. The Executive and the Association agree to cooperate to make such amendment to the terms of this Agreement as may be necessary to avoid the imposition of penalties and taxes under Section 409A; provided, however, that the Executive agrees that any such amendment shall provide the Executive with economically equivalent payments and benefits, and the Executive agrees that any such amendment will not materially increase the cost to, or liability of, the Association with respect to any payment.
     (d) For purposes of this Agreement, Section 409A shall refer to Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and any other authoritative guidance issued thereunder.
     8.10 Required Provisions. In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 8.10, this Section 8.10 shall prevail.
     (a) The Association’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Association, other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 3.2 of this Agreement.
     (b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Association’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Association’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.
     (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
     (d) If the Association is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations under this Agreement shall terminate, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the institution: (i) by the Director of the Office of Thrift Supervision (OTS), or his designee, at the time the Federal Deposit Insurance Corporation (FDIC) enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Association or when the Association is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.
     (f) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION
/s/ William D. Norton
For the Board of Directors

/s/ Thomas K. Sterner
Executive